Exhibit 99.1

IT Tech Packaging, Inc. Announces Results of 2018 Annual General Meeting of Stockholders

BAODING, China, Oct. 31, 2018 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE MKT: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced the results of the Company’s 2018 Annual General Meeting of Stockholders (the “Annual Meeting”), which was held on October 30, 2018 at the Company’s Wei County Production Base in Wei County, Hebei Province, China.

At the Annual Meeting, IT Tech Packaging’s stockholders:

1.Elected three Class II directors, Messrs. Zhenyong Liu, Fuzeng Liu and Ms. Lusha Niu, to serve on the Board of Directors of the Company until the 2020 Annual General Meeting of Stockholders and until their respective successors have been duly elected and qualified or until his or her earlier resignation, removal or death;

2.Ratified the appointment of WWC, P.C. Certified Public Accountants as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE MKT since December 2009.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please visit www.itpackaging.cn, or you can contact:

Investor Relations:

Tony Tian, CFA

Weitian Group LLC

Email: ttian@weitianco.com

            ir@itpackaging.cn

Phone: +1-732-910-9692